UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2007

BIO SOLUTIONS MANUFACTURING, INC.
(Exact name of registrant as specified in its charter)

New York	001-32044	16-1576984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4440 Arville Street, #6	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 222-9532

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Employment Agreements. On October 30, 2007, we entered into employment agreements with each of David S. Bennett and Patricia M. Spreitzer. A description of the material terms of each agreement is set forth below and copies of each agreement are attached as exhibits hereto.

David S. Bennett. We entered into an employment agreement with David S. Bennett pursuant to which we employ Mr. Bennett as our President and Chief Executive Officer. The agreement is for an initial term of three years and provides for an annual base salary during the term of the agreement of $75,000, provided, however, that this base salary shall be increased to $150,000 per annum upon closing of a private placement of our debt or equity securities resulting in gross proceeds of at least $4 million.. Mr. Bennett will receive performance based bonuses upon attainment of certain gross revenue targets specified in the employment agreement. Mr. Bennett will also receive stock grants of 200,000 250,000, 300,000, and 350,000 shares of our common stock in each of fiscal 2007, 2008, 2009 and 2010. Mr. Bennett has also been granted options to purchase 4,000,000 shares of our common stock with exercise prices ranging from $0.17 to $2.00, which options will vest upon the attainment of certain gross revenue targets, as more specifically set forth in the Agreement. Mr. Bennett will also receive a one-time bonus of $75,000.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) three (e) weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) a severance payment of twelve (12) month’s salary at the then-applicable base salary rate in the event that we terminate Mr. Bennett’s employment without cause or if Mr. Bennett’s employment is terminated due to death or disability; and (v) 24 month non-compete/non solicitation terms.

Patricia M. Spreitzer. We entered into an employment agreement with Patricia M. Spreitzer pursuant to which we employ Ms. Spreitzer as our Secretary and Treasurer. The agreement is for an initial term of three years and provides for an annual base salary during the term of the agreement of $54,000, provided, however, that this base salary shall be increased to $100,000 per annum upon closing of a private placement of our debt or equity securities resulting in gross proceeds of at least $4 million.. Ms. Spreitzer will receive performance based bonuses upon attainment of certain gross revenue targets specified in the employment agreement. Ms. Spreitzer will also receive stock grants of 200,000 250,000, 300,000, and 350,000 shares of our common stock in each of fiscal 2007, 2008, 2009 and 2010. Ms. Spreitzer has also been granted options to purchase 4,000,000 shares of our common stock with exercise prices ranging from $0.17 to $2.00, which options will vest upon the attainment of certain gross revenue targets, as more specifically set forth in the Agreement. Ms. Spreitzer will also receive a one-time bonus of $54,000.

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with her employment; (ii) three (e) weeks paid vacation leave; (iii) medical, dental and life insurance benefits; (iv) a severance payment of twelve (12) month’s salary at the then-applicable base salary rate in the event that we terminate Ms. Spreitzer’s employment without cause or if Ms. Spreitzer’s employment is terminated due to death or disability; and (v) 24 month non-compete/non solicitation terms.

This description of the above referenced agreements do not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement with David Bennett
10.2	Employment Agreement with Patricia Spreitzer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO SOLUTIONS MANUFACTURING, INC.

(Registrant)

Date: November 5, 2007	By:	/s/ David S. Bennett
David S. Bennett, President